EXHIBIT 5.1


                           WEIL, GOTSHAL & MANGES LLP
                            700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 546-5000


                                  May 13, 1998



Edison Brothers Stores, Inc.
501 N. Broadway
St. Louis, Missouri 63102

Ladies and Gentlemen:

            We have acted as counsel to Edison Brothers Stores, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, pertaining to (1) the offering and sale from time to time, together or separately, of up to 800,000 shares (the "1997 Stock Option Plan Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock") pursuant to the Edison Brothers Stores, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"), and up to 200,000 shares (the "1997 Directors Stock Option Plan Shares") of the Common Stock pursuant to the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan (the "1997 Directors Stock Option Plan"), and (2) the reoffering and resale from time to time, together or separately, by and for the account of the Selling Stockholders (the "Selling Stockholders") named in the reoffering prospectus (the "Prospectus") contained in the Registration Statement, of the 1997 Stock Option Plan Shares, the 1997 Directors Stock Option Plan Shares and up to 202,000 shares (the "1997 Restricted Stock Documents Shares") of Common Stock acquired by certain of such Selling Stockholders under 1997 Restricted Stock Agreements dated June 4, 1997 between the Company and such Selling Stockholders or an Employment Termination Agreement dated September 4, 1997 between the Company and Alan D. Miller, the Company's former Chairman of the Board, President and Chief Executive Officer (such 1997 Restricted Stock Agreements and such Employment Termination Agreement, collectively the "1997 Restricted Stock Documents"). The 1997 Stock Option Plan Shares, the 1997 Directors Stock Option Plan Shares and the 1997 Restricted Stock Documents Shares are herein collectively referred to as the "Offered Shares."



                            Exhibit 5.1 - Page 1
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            In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the resolutions adopted by the Board of Directors of the Company authorizing the filing of the Registration Statement, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

            In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

            Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Offered Shares have been duly authorized, and, when issued and delivered to and paid for by the Selling Stockholders pursuant to and in accordance with the terms and conditions of the 1997 Stock Option Plan, the 1997 Directors Stock Option Plan and the 1997 Restricted Stock Documents, as the case may be, will be validly issued, fully paid and non-assessable.

            The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

            The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the Prospectus contained therein.


                                        Very truly yours,

                                        /s/ Weil, Gotshal & Manges LLP




                            Exhibit 5.1 - Page 2